EXHIBIT 99.1

Steelcase Reports First Quarter Fiscal 2024 Results

  Year-over-year revenue and earnings growth realized in very dynamic environment
  Gross margin improvement of 530 basis points compared to the prior year driven by pricing benefits and operational efficiencies
  Outlook projects first half of fiscal 2024 being ahead of pace against full year financial targets

GRAND RAPIDS, Mich., June 21, 2023 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported first quarter revenue of $751.9 million, net income of $1.5 million, or $0.01 per share, and adjusted earnings per share of $0.09. In the prior year, Steelcase reported revenue of $740.7 million, a net loss of $11.4 million, or $0.10 per share, and an adjusted loss per share of $0.05.

Revenue and order growth (decline) compared to the prior year were as follows:

	Q1 2024 vs. Q1 2023
	Revenue Growth (Decline)	Organic Revenue Growth (Decline)	Organic Order Decline

Americas	5%	2%	(6)%
International	(9)%	(7)%	(11)%
Steelcase Inc.	2%	—%	(7)%

Revenue increased 2 percent in the first quarter compared to the prior year, and was flat on an organic basis, including 2 percent organic growth in the Americas and a 7 percent organic decline in International. The Americas growth was primarily driven by higher pricing but also benefited from faster order fulfillment patterns, partially offset by a lower beginning backlog. The decline in International was primarily driven by lower beginning backlog and continued macroeconomic concerns.

Orders (adjusted for the impact of an acquisition, divestitures and currency translation effects) declined 7 percent compared to the prior year, which had grown 22 percent compared to the first quarter of fiscal 2022. Orders declined 6 percent in the Americas and 11 percent in International. The order decline in the Americas was primarily due to a decline in project business, partially offset by growth in continuing business. The order decline in International was across most markets in EMEA and China, partially offset by growth across all other markets in Asia Pacific. On a consolidated basis, orders grew 21 percent sequentially versus the fourth quarter of fiscal 2023, which is consistent with the seasonal increase in the prior year.

"In the Americas, faster order fulfillment patterns, higher than expected incoming orders early in the quarter and favorable pricing benefits drove our revenue and earnings above our expectations," said Sara Armbruster, president and CEO. "Our revenue from large corporate and government customers was better than we expected, despite the environment remaining challenging. Our win rate remains strong as our differentiated solutions are helping our customers evolve their spaces."

Operating income (loss) and adjusted operating income (loss) were as follows:

	Operating income (loss)		Adjusted operating income (loss)
	(Unaudited)		(Unaudited)
	Three months ended		Three months ended
	May 26, 2023	May 27, 2022	May 26, 2023	May 27, 2022
Americas	$19.8	$(10.7)	$24.2	$(3.9)
International	(12.5)	(1.9)	(4.5)	(0.7)
Steelcase Inc.	$7.3	$(12.6)	$19.7	$(4.6)

Operating income of $7.3 million in the first quarter represented an increase of $19.9 million and 270 basis points as a percentage of revenue compared to the prior year. Adjusted operating income of $19.7 million in the first quarter (which excludes $8.1 million of restructuring costs and $4.3 million of amortization of purchased intangible assets) represented an increase of $24.3 million compared to the prior year. The increase in adjusted operating income was driven by a $28.1 million improvement in the Americas, partially offset by a $3.8 million decline in International. The increase in the Americas was primarily driven by higher revenue and improved gross margin, partially offset by higher operating expenses. The decrease in International was primarily driven by lower revenue and higher operating expenses, partially offset by improved gross margin.

"Our International segment reported an adjusted operating loss of $4.5 million in the first quarter, which is expected to worsen in the second quarter due to seasonality and the impact of continued economic uncertainty on our demand levels," said Dave Sylvester, senior vice president and CFO. "As a result of the softening trends, we announced a series of restructuring actions during the quarter in our International segment."

Gross margin of 31.2 percent in the first quarter represented an increase of 530 basis points compared to the prior year and reflected a 650 basis point improvement in the Americas and a 180 basis point improvement in International. Year-over-year pricing benefits, net of inflation, were approximately $80 million. In addition to the pricing benefits, the Americas gross margin improvement was driven by improved operational efficiencies, partially offset by lower volume, and International gross margin was impacted by lower volume.

"Similar to recent quarters, our gross margin improvement this quarter reflected the benefits from the pricing actions we've implemented to recover the significant inflationary costs we've absorbed over the past two years," said Dave Sylvester. “In addition, our supply chain reliability in the Americas has improved significantly, which contributed to our improved operational performance and faster order fulfillment patterns during the quarter.”

Operating expenses of $220.6 million in the first quarter represented an increase of $19.7 million compared to the prior year, which included a $4 million gain on sale of land. The remaining increase was driven by $9.0 million of higher variable compensation expense and $6.2 million from an acquisition.

The company recorded income tax expense of $1.4 million in the first quarter, which represented an effective tax rate of approximately 48 percent and included $0.6 million of discrete tax expense. Adjusted for the discrete items, the company's effective tax rate approximated 26 percent.

Total liquidity, comprised of cash and cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $199.9 million at the end of the first quarter. Total debt of $446.5 million represented a $34.7 million decrease compared to the end of the fourth quarter, as the company repaid a maturing note payable during the quarter. Adjusted EBITDA for the trailing four quarters was $234.7 million.

The Board of Directors has declared a quarterly cash dividend of $0.10 per share, to be paid on or before July 17, 2023, to shareholders of record as of July 6, 2023.

Outlook

At the end of the first quarter, the company’s backlog of customer orders was approximately $775 million, which was 20 percent lower than the prior year. Backlog in the prior year was 52 percent higher than at the end of the first quarter of fiscal 2022 in part due to the impacts of supply chain disruptions and extended delivery timeframes. Orders through the first three weeks of the second quarter of fiscal 2024 grew modestly compared to the prior year. As a result, the company expects second quarter fiscal 2024 revenue to be in the range of $815 to $840 million. The company reported revenue of $863.3 million in the second quarter of fiscal 2023. The projected revenue range translates to a decline of 3 to 6 percent, including on an organic basis, compared to the prior year.

The company expects to report earnings per share of between $0.13 to $0.17 for the second quarter of fiscal 2024 and adjusted earnings per share of between $0.19 to $0.23. The company reported earnings per share of $0.17 and adjusted earnings per share of $0.21 in the second quarter of fiscal 2023.

The second quarter estimates include:

  gross margin of approximately 31.5 percent (compared to 29.1 percent in the prior year), with projected pricing benefits, net of moderate inflation, of approximately $65 million as compared to the prior year, projected operating expenses of between $225 to $230 million, which includes $4 million of amortization of purchased intangible assets and $8 million of expected gains from the sale of fixed assets, estimated restructuring charges of approximately $4 million, projected interest expense, investment income and other income, net, of approximately $4 million and a projected effective tax rate of 26 percent.

“Through the first half of the year, we expect to be ahead of pace on achieving our fiscal 2024 financial targets in part due to better than expected results from our large corporate customers,” said Sara Armbruster. "While we continue to navigate through an uncertain environment around the world, we are focused on continuing to improve our profitability and being the leader in the transformation of the workplace."

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended
	May 26, 2023	May 27, 2022	% Change

Revenue
Americas (1)	$572.8	$543.8	5%
International (2)	179.1	196.9	(9)%
Steelcase Inc.	$751.9	$740.7	2%

Revenue mix
Americas	76.2%	73.4%
International	23.8%	26.6%

Operating income (loss)
Americas	$19.8	$(10.7)
International	(12.5)	(1.9)
Steelcase Inc.	$7.3	$(12.6)

Operating margin	1.0%	(1.7)%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a comprehensive portfolio of furniture and architectural products that are marketed to corporate, government, healthcare, education and retail customers primarily through the Steelcase, AMQ, Coalesse, Designtex, HALCON, Orangebox, Smith System and Viccarbe brands.
  The International segment serves customers in EMEA and Asia Pacific with a comprehensive portfolio of furniture and architectural products that are marketed to corporate, government, education and retail customers primarily through the Steelcase, Coalesse, Orangebox, Smith System and Viccarbe brands.

QUARTER OVER QUARTER ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q1 2024 vs. Q1 2023
(Unaudited)
	Steelcase Inc.	Americas	International

Q1 2023 revenue	$740.7	$543.8	$196.9
Acquisition	19.7	19.7	—
Divestitures	(4.7)	(2.4)	(2.3)
Currency translation effects	(4.6)	(1.8)	(2.8)
Q1 2023 revenue, adjusted	751.1	559.3	191.8
Q1 2024 revenue	751.9	572.8	179.1
Organic growth (decline) $	$0.8	$13.5	$(12.7)
Organic growth (decline) %	—%	2%	(7)%

ADJUSTED EARNINGS (LOSS) PER SHARE
(Unaudited)	(Unaudited)
	Three Months Ended
	May 26, 2023	May 27, 2022
Earnings (loss) per share	$0.01	$(0.10)
Amortization of purchased intangible assets, per share	0.04	0.03
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)
Restructuring costs, per share	0.07	0.04
Income tax effect of restructuring costs, per share	(0.02)	(0.01)
Adjusted earnings (loss) per share	$0.09	$(0.05)

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	August 26, 2022	November 25, 2022	February 24, 2023	May 26, 2023	May 26, 2023
Net Income	$19.6	$11.4	$15.7	$1.5	$48.2
Income tax expense	6.8	5.2	8.7	1.4	22.1
Interest expense	7.2	7.6	7.2	6.6	28.6
Depreciation and amortization	23.5	23.5	22.8	20.4	90.2
Share-based compensation	3.1	2.1	3.6	13.7	22.5
Restructuring costs	0.5	10.6	3.9	8.1	23.1
Adjusted EBITDA	$60.7	$60.4	$61.9	$51.7	$234.7

PROJECTED ORGANIC REVENUE DECLINE
Q2 2024 vs. Q2 2023
Steelcase Inc.

Q2 2023 revenue	$863.3
Acquisition	2.1
Divestitures	(5.6)
Currency translation effects	3.1
Q1 2023 revenue, adjusted	$862.9
Q1 2024 revenue, projected	$815 - 840
Organic decline $	$(48) - (23)
Organic decline %	(6)% - (3)%

PROJECTED ADJUSTED EARNINGS PER SHARE
	Three Months Ended
	August 25, 2023	August 26, 2022
Earnings per share	$0.13 - 0.17	$0.17
Amortization of purchased intangible assets, per share	0.04	0.05
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)
Restructuring costs, per share	0.04	—
Income tax effect of restructuring costs, per share	(0.01)	—
Adjusted earnings per share	$0.19 - 0.23	$0.21

Steelcase Inc.
	(Unaudited)
	Three Months Ended
	May 26, 2023		May 27, 2022
Revenue	$751.9	100.0%	$740.7	100.0%
Cost of sales	515.9	68.6	548.2	74.0
Restructuring costs	1.4	0.2	0.9	0.1
Gross profit	234.6	31.2	191.6	25.9
Operating expenses	220.6	29.3	200.9	27.1
Restructuring costs	6.7	0.9	3.3	0.5
Operating income (loss)	7.3	1.0	(12.6)	(1.7)
Interest expense	(6.6)	(0.9)	(6.4)	(0.9)
Investment income	0.5	0.1	0.1	—
Other income, net	1.7	0.2	3.1	0.5
Income (loss) before income tax expense (benefit)	2.9	0.4	(15.8)	(2.1)
Income tax expense (benefit)	1.4	0.2	(4.4)	(0.6)
Net income (loss)	$1.5	0.2%	$(11.4)	(1.5)%

Operating income (loss)	$7.3	1.0%	$(12.6)	(1.7)%
Amortization of purchased intangible assets	4.3	0.5	3.8	0.5
Restructuring costs	8.1	1.1	4.2	0.6
Adjusted operating income (loss)	$19.7	2.6%	$(4.6)	(0.6)%

Americas
	(Unaudited)
	Three Months Ended
	May 26, 2023		May 27, 2022
Revenue	$572.8	100.0%	$543.8	100.0%
Cost of sales	388.6	67.8	403.8	74.2
Restructuring costs	0.6	0.1	0.9	0.2
Gross profit	183.6	32.1	139.1	25.6
Operating expenses	163.1	28.5	146.5	27.0
Restructuring costs	0.7	0.1	3.3	0.6
Operating income (loss)	19.8	3.5	(10.7)	(2.0)
Amortization of purchased intangible assets	3.1	0.5	2.6	0.5
Restructuring costs	1.3	0.2	4.2	0.8
Adjusted operating income (loss)	$24.2	4.2%	$(3.9)	(0.7)%

International
	(Unaudited)
	Three Months Ended
	May 26, 2023		May 27, 2022
Revenue	$179.1	100.0%	$196.9	100.0%
Cost of sales	127.3	71.1	144.4	73.3
Restructuring costs	0.8	0.4	—	—
Gross profit	51.0	28.5	52.5	26.7
Operating expenses	57.5	32.1	54.4	27.7
Restructuring costs	6.0	3.4	—	—
Operating loss	(12.5)	(7.0)	(1.9)	(1.0)
Amortization of purchased intangible assets	1.2	0.7	1.2	0.6
Restructuring costs	6.8	3.8	—	—
Adjusted operating loss	$(4.5)	(2.5)%	$(0.7)	(0.4)%

Webcast
Steelcase will discuss first quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of operations, balance sheets or statements of cash flows of the company. The non-GAAP financial measures used are (1) organic revenue growth (decline), (2) adjusted operating income (loss), (3) adjusted earnings (loss) per share and (4) adjusted EBITDA. Pursuant to the requirements of Regulation G, the company has provided a reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables above. These measures are supplemental to, and should be used in conjunction with, the most comparable GAAP measures. Management uses these non-GAAP financial measures to monitor and evaluate financial results and trends.

Organic Revenue Growth (Decline)
The company defines organic revenue growth (decline) as revenue growth (decline) excluding the impact of acquisitions and divestitures and foreign currency translation effects. Organic revenue growth (decline) is calculated by adjusting prior year revenue to include revenues of acquired companies prior to the date of the company’s acquisition, to exclude revenues of divested companies and to use current year average exchange rates in the calculation of foreign-denominated revenue. The company believes organic revenue growth (decline) is a meaningful metric to investors as it provides a more consistent comparison of the company’s revenue to prior periods as well as to industry peers.

Adjusted Operating Income (Loss) and Adjusted Earnings (Loss) Per Share
The company defines adjusted operating income (loss) as operating income (loss) excluding amortization of purchased intangible assets and restructuring costs. The company defines adjusted earnings (loss) per share as earnings (loss) per share, on a diluted basis, excluding amortization of purchased intangible assets and restructuring costs, net of related income tax effects.

Amortization of purchased intangible assets: The company may record intangible assets (such as backlog, dealer relationships, trademarks, know-how and designs and proprietary technology) when it acquires companies. The company allocates the fair value of purchase consideration to net tangible and intangible assets acquired based on their estimated fair values. The fair value estimates for these intangible assets require management to make significant estimates and assumptions, which include the useful lives of intangible assets. The company believes that adjusting for amortization of purchased intangible assets provides a more consistent comparison of its operating performance to prior periods as well as to industry peers. As the company’s business strategy in recent years has included an increased number of acquisitions, intangible asset amortization has become more significant.

Restructuring costs: Restructuring costs may be recorded as the company’s business strategies change or in response to changing market trends and economic conditions. The company believes that adjusting for restructuring costs, which are primarily associated with business exit and workforce reduction costs, provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Adjusted EBITDA
The company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude share-based compensation and restructuring costs. The company believes adjusted EBITDA provides investors with useful information regarding the operating profitability of the company as well as a useful comparison to other companies. EBITDA is a measurement commonly used in capital markets to value companies and is used by the company’s lenders and rating agencies to evaluate its performance. The company adjusts EBITDA for share-based compensation as it represents a significant non-cash item which impacts its earnings. The company also adjusts EBITDA for restructuring costs to provide a more consistent comparison of its earnings to prior periods as well as to industry peers.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “target” or other similar words, phrases or expressions. Although the company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and vary from the company’s expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company’s most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.

Established in 1912, Steelcase is a global design and thought leader in the world of work. We help people do their best work by creating places that work better. Along with more than 35 creative and technology partner brands, we research, design and manufacture furnishings and solutions for the many places where work happens — including learning, health and work from home. Our solutions come to life through our community of expert Steelcase dealers in approximately 770 locations, as well as our online Steelcase store and other retail partners. Founded in Grand Rapids, Michigan, Steelcase is a publicly traded company with fiscal year 2023 revenue of $3.2 billion. With 12,000 global employees and our dealer community, we come together for people and the planet — using our business to help the world work better.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 26, 2023	May 27, 2022
Revenue	$751.9	$740.7
Cost of sales	515.9	548.2
Restructuring costs	1.4	0.9
Gross profit	234.6	191.6
Operating expenses	220.6	200.9
Restructuring costs	6.7	3.3
Operating income (loss)	7.3	(12.6)
Interest expense	(6.6)	(6.4)
Investment income	0.5	0.1
Other income, net	1.7	3.1
Income (loss) before income tax expense (benefit)	2.9	(15.8)
Income tax expense (benefit)	1.4	(4.4)
Net income (loss)	$1.5	$(11.4)

Earnings (loss) per share:
Basic	$0.01	$(0.10)
Diluted	$0.01	$(0.10)
Weighted average shares outstanding - basic	117.9	116.7
Weighted average shares outstanding - diluted	118.4	116.7

Dividends declared and paid per common share	$0.100	$0.145

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	May 26, 2023	February 24, 2023
ASSETS
Current assets:
Cash and cash equivalents	$40.2	$90.4
Accounts receivable, net of allowance of $6.8 and $6.5	363.3	373.3
Inventories	307.3	319.7
Prepaid expenses	34.5	28.9
Assets held for sale	29.0	29.0
Other current assets	41.6	42.7
Total current assets	815.9	884.0

Property, plant and equipment, net of accumulated depreciation of $1,100.7 and $1,088.6	373.1	376.5
Company-owned life insurance (“COLI”)	159.7	157.3
Deferred income taxes	117.6	117.3
Goodwill	277.0	276.8
Other intangible assets, net of accumulated amortization of $102.0 and $97.6	107.5	111.2
Investments in unconsolidated affiliates	51.4	51.1
Right-of-use operating lease assets	193.5	198.3
Other assets	29.8	30.3
Total assets	$2,125.5	$2,202.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$215.3	$203.5
Short-term borrowings and current portion of long-term debt	0.8	35.7
Current operating lease obligations	46.0	44.7
Accrued expenses:
Employee compensation	79.3	120.0
Employee benefit plan obligations	20.5	31.2
Accrued promotions	25.8	26.7
Customer deposits	51.1	50.8
Other	94.8	90.7
Total current liabilities	533.6	603.3

Long-term liabilities:
Long-term debt less current maturities	445.7	445.5
Employee benefit plan obligations	95.4	103.0
Long-term operating lease obligations	163.5	169.9
Other long-term liabilities	58.2	54.9
Total long-term liabilities	762.8	773.3
Total liabilities	1,296.4	1,376.6

Shareholders’ equity:
Additional paid-in capital	30.1	19.4
Accumulated other comprehensive income (loss)	(69.7)	(72.5)
Retained earnings	868.7	879.3
Total shareholders’ equity	829.1	826.2
Total liabilities and shareholders’ equity	$2,125.5	$2,202.8

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Three Months Ended
	May 26, 2023	May 27, 2022
OPERATING ACTIVITIES
Net income (loss)	$1.5	$(11.4)
Depreciation and amortization	20.4	20.2
Share-based compensation	14.0	12.2
Restructuring costs	8.1	4.2
Other	(1.3)	(4.2)
Changes in operating assets and liabilities:
Accounts receivable	11.3	(14.5)
Inventories	12.1	(50.6)
Income taxes receivable	(2.4)	25.3
Other assets	(0.8)	(13.2)
Accounts payable	11.3	16.7
Employee compensation liabilities	(49.1)	(18.5)
Employee benefit obligations	(19.3)	(17.2)
Accrued expenses and other liabilities	5.5	(4.1)
Net cash provided by (used in) operating activities	11.3	(55.1)

INVESTING ACTIVITIES
Capital expenditures	(11.7)	(13.6)
Other	0.5	6.3
Net cash used in investing activities	(11.2)	(7.3)

FINANCING ACTIVITIES
Dividends paid	(12.1)	(17.1)
Borrowings on global committed bank facility	67.2	—
Repayments on global committed bank facility	(67.2)	—
Repayments on note payable	(32.2)	—
Other	(6.0)	(3.6)
Net cash used in financing activities	(50.3)	(20.7)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	(1.3)
Net decrease in cash, cash equivalents and restricted cash	(50.6)	(84.4)
Cash and cash equivalents and restricted cash, beginning of period (1)	97.2	207.0
Cash and cash equivalents and restricted cash, end of period (2)	$46.6	$122.6

(1)   These amounts include restricted cash of $6.8 and $6.1 as of February 24, 2023 and February 25, 2022, respectively.

(2)   These amounts include restricted cash of $6.4 and $5.9 as of May 26, 2023 and May 27, 2022, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims. Restricted cash is included as part of Other assets on the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Mike O’Meara
Investor Relations
(616) 246 - 4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505

Source: Steelcase
SC-ERR